SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement

[   ]   Confidential,  for Use of the  Commission  Only  (as  permitted  by Rule
        14a-6(e)(2))

[ X ]   Definitive Proxy Statement

[   ]   Definitive Additional Materials

[   ]   Soliciting Material Pursuant toss.240.1a-11(c) orss.240.1a-12


                               Xanser Corporation
                -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               Xanser Corporation
                -------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]  No filing fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)   Title of each class of securities to which transaction applies: N/A

     2)   Aggregate number of securities to which transaction applies: N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11; (Set forth amount on which the filing is calculated and state how it was determined.): N/A

     4)   Proposed maximum aggregate value of transaction: N/A

     5)   Fee paid previously with preliminary materials: N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid: N/A

     2)   Form, Schedule or Registration Statement No.: N/A

     3)   Filing Party: N/A

     4)   Date Filed: N/A

     5)   Total fee paid: N/A

                               XANSER CORPORATION
                          2435 North Central Expressway
                             Richardson, Texas 75080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held July 9, 2002



To the Stockholders of  Xanser Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Xanser Corporation, a Delaware corporation (the "Company") will be held at 2200 Rexford Road, Charlotte, North Carolina 28211, at 9:00 A.M., Eastern time, on July 9, 2002, for the following purposes:

     (1)  to elect a Board of Directors;

     (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on May 10, 2002, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     Stockholders are cordially invited to attend the meeting in person. Those who will not attend and who wish that their stock be voted are requested to sign, date and promptly mail the enclosed proxy in the enclosed stamped return envelope.

                                       By Order of the Board of Directors



                                       Howard C. Wadsworth
                                       Vice President, Treasurer and Secretary

Richardson, Texas
May 14, 2002



              WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING,
                    YOU ARE URGED TO SIGN, DATE AND MAIL THE
                   ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND
                  THE MEETING, YOU CAN VOTE EITHER IN PERSON OR
                                 BY YOUR PROXY.

                               XANSER CORPORATION
                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JULY 9, 2002
                       ----------------------------------
                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies of the holders of the Common Stock, no par value (the "Common Stock"), of Xanser Corporation ("Xanser" or the "Company") on behalf of the Board of Directors of Xanser for use at the Annual Meeting of Stockholders to be held on July 9, 2002, at 2200 Rexford Road, Charlotte, North Carolina 28211, at 9:00 A.M., Eastern time, or at any adjournment of such meeting. Copies of the accompanying Notice of Annual Meeting of Stockholders (the "Notice"), Proxy Statement and Form of Proxy are being mailed to stockholders on or about May 14, 2002.

     A proxy that has been received by Xanser management may be revoked by the stockholder giving such proxy at any time before it is exercised. However, mere attendance at the meeting by the stockholder will not itself have the effect of revoking the proxy. A stockholder may revoke his proxy by notification in writing (or in person, if he attends the meeting) given to Howard C. Wadsworth, Vice President, Treasurer and Secretary, Xanser Corporation, 2435 North Central Expressway, Richardson, Texas 75080, or by proper execution of a proxy bearing a later date. A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the proposals set forth in the proxy.

     Xanser's principal executive offices are located at 2435 North Central Expressway, Richardson, Texas 75080, and its telephone number is (972) 699-4000.

     The cost of preparing and mailing the proxy, Notice and Proxy Statement will be paid by the Company. In addition to mailing copies of this material to all stockholders of Xanser, the Company has retained D.F. King & Co. to request banks and brokers to forward copies of such material to persons for whom they hold Xanser Common Stock and to request authority for execution of the proxies. The Company will pay D.F. King & Co. a fee of $4,500, excluding expenses, and will reimburse banks and brokers for their reasonable, out-of-pocket expenses incurred in connection with the distribution of proxy materials.

     At the date of this Proxy Statement, the management of Xanser does not know of any business to be presented by it at the meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

             COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors of Xanser has fixed the close of business on May 10, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). At that date, there were outstanding 33,036,710 shares of Xanser Common Stock and the holders of record on that date will be entitled to one vote for each share held by them for each proposition to be presented at the meeting.

     The following table sets forth information with respect to the shares of Xanser's Common Stock owned of record or beneficially as of May 10, 2002, by all persons other than Directors and executive officers of the Company who own of record or are known by Xanser to own beneficially more than 5% of such class of securities:

                         Name and Address                   Type of           Number           Percent
                          of Stockholder                   Ownership         of Shares         of Class
             ---------------------------------------      ------------      -----------       ----------
             Franklin Resources, Inc.(1)                   Beneficial        2,992,500           9.06%
             777 Mariners Island Blvd.
             San Mateo, California 94404

(1)  The information included herein was obtained from information  contained in
     Schedule 13G, dated February 14, 2002, filed by the stockholder with the Securities and Exchange Commission ("SEC"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                              ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders of the Company, six Directors, constituting the entire Board of Directors of Xanser (the "Board"), are to be elected by the holders of Common Stock to hold office until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and qualified. All six nominees proposed by the Board for election by the holders of Common Stock are incumbent Directors. Although the Board does not contemplate that any of the nominees will be unable to serve, if such should occur prior to the meeting, proxies which do not withhold authority to vote for Directors will be voted for a substitute in accordance with the best judgment of the person or persons authorized by such proxies to vote.

     The enclosed form of proxy provides a means for stockholders to vote for all the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in advance of the commencement of the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by their proxy will be voted for the nominees listed therein or as noted above for other nominees selected by the Board. Unless a stockholder who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of Directors because Xanser's By-laws provide that Directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of Directors. However, the shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.


Nominees for Directors

     The following table sets forth: (i) the name and age of each nominee listed in the enclosed form of proxy for the Company; (ii) the principal occupation of such person; and (iii) the year during which such person first became a Director of Xanser.

                                                                            First Year as
                                                                              Director
         Name                        Principal Occupation                  of the Company           Age
----------------------     -------------------------------------------    ---------------        ---------
John R. Barnes             Chairman of the Board,                               1986                 57
                           President and Chief Executive
                           Officer (1)

Sangwoo Ahn                Founding Partner of Morgan                           1989                 63
                           Lewis Githens & Ahn, an
                           investment banking firm (2)

Frank M. Burke, Jr.        Chairman and Managing General                        1997                 62
                           Partner of Burke, Mayborn
                           Company, Ltd., a private
                           investment company (3)

Charles R. Cox             Chairman of the Board and                            1995                 59
                           Chief Executive Officer of
                           WRS Infrastructure and
                           Environment, Inc., a
                           technical services company (4)

Hans Kessler               Chairman and Managing Director                       1998                 52
                           of KMB Kessler + Partner GmbH,
                           a private management consulting
                           company (5)

James R. Whatley           Investments (6)                                      1956                 75

(1)  Mr. Barnes also serves as a director of Kaneb Services LLC.
(2) Mr. Ahn, a founding partner of Morgan Lewis Githens & Ahn since 1982, currently serves as a director of Kaneb Services LLC, PAR Technology Corporation and Quaker Fabric Corporation.
(3) Mr. Burke has been Chairman and Managing General Partner of Burke, Mayborn Company, Ltd., for more than the past five years. Mr. Burke also currently serves as a director of Kaneb Services LLC, AVIDYN, Inc. and Arch Coal, Inc.
(4) Mr. Cox has been Chairman of the Board and Chief Executive Officer of WRS Infrastructure and Environment, Inc., a technical services company, since March 2001. He served as a private business consultant following his retirement in January 1998, from Fluor Daniel, Inc., where he served in senior executive level positions during a 29 year career with that organization. Mr. Cox also currently serves as a director of Kaneb Services LLC.
(5) Mr. Kessler has served as Chairman and Managing Director of KMB Kessler + Partner GmbH since 1992. He was previously a Managing Director and Vice President of a European Division of Tyco International Ltd. Mr. Kessler also currently serves as a director of Kaneb Services LLC.
(6) Mr. Whatley, a director of Xanser since 1956 also served as Chairman of the Board of Directors of Xanser from February 1981 until April 1989 and continues to serve as a member of the Board. Mr. Whatley also currently serves as a director of Kaneb Services LLC.


Meetings and Committees of the Board of Directors

     During 2001, the Board held six meetings and each Director attended all of the Board meetings and all of the meetings held by each of the committees of the Board on which he served during his term.

     The Board has an Audit Committee comprised of Sangwoo Ahn, Frank M. Burke, Jr. and James R. Whatley. The functions of the Audit Committee, which held seven meetings during 2001, include the planning of, and fee estimate approval for, the annual audit of Xanser's consolidated financial statements, the review of the results of the examination by Xanser's independent accountants of Xanser's consolidated financial statements, and the approval of any non-audit services performed by Xanser's independent accountants, if any, and consideration of the effect of such non-audit services on the auditors' independence. The Audit Committee operates under a written charter adopted by the Board of Directors of Xanser, a copy of which is attached as Appendix A to this proxy statement.

     The Board also has a Compensation Committee comprised of James R. Whatley, Charles R. Cox and Hans Kessler. The function of the Compensation Committee, which held four meetings during 2001, is to establish and review the compensation programs for the executive officers of Xanser and its subsidiaries and to formulate, recommend and implement incentive, stock option or other bonus plans or programs for the officers and key employees of Xanser and its subsidiaries.

     The Board also has a Nominating Committee comprised of Messrs. Ahn, Burke, Cox, Kessler and Whatley, who constitute all of the non-employee Directors. The Nominating Committee held one meeting during 2001. The Nominating Committee considers and recommends future nominees to the Board and considers nominees recommended by stockholders of the Company. Recommendations for nominees for election in 2003 must be submitted in writing by January 15, 2003, to Howard C. Wadsworth, Vice President, Treasurer and Secretary, Xanser Corporation, 2435 North Central Expressway, Richardson, Texas 75080. The submitted recommendations must be accompanied by a statement of qualifications of the recommended nominee and a letter from the nominee affirming that they will agree to serve as a Director of Xanser if elected by the stockholders.


Executive Officers

     The following table sets forth the names, ages and positions with Xanser for the executive officers of Xanser.

                                                                              Years of
                                                                             Service in
      Name                         Office                                      Office               Age
------------------------   --------------------------------                -------------         ---------
John R. Barnes             Chairman of the Board,                                15                  57
                           President and Chief
                           Executive Officer

Howard C. Wadsworth        Vice President, Treasurer                             11                  57
                           and Secretary

William H. Kettler, Jr.    Vice President                                         5                  48

Michael R. Bakke           Controller (1)                                         4                  42


(1) Mr. Bakke joined the Company in January 1998 and was elected Controller in February 1998. From 1995 to 1997, Mr. Bakke served as Director of Finance and Planning for Enserch Exploration, Inc.

Beneficial Ownership of Common Shares By Directors And Executive Officers

                                                                                   Shares of Common       Percent
                                                                                 Stock Beneficially       of Out-
                                                                                      Owned at           standing
            Name                          Position Held with Company              May 10, 2002 (1)        Shares
-------------------------------     ---------------------------------------      -------------------     ---------
John R. Barnes                      Chairman of the Board, President and              1,444,262 (2)          4.37%
                                    Chief Executive Officer

Sangwoo Ahn                         Director                                            281,669 (3)          *

Frank M. Burke, Jr.                 Director                                            149,221 (4)          *

Charles R. Cox                      Director                                            168,437 (5)          *

Hans Kessler                        Director                                             81,579 (6)          *

James R. Whatley                    Director                                            174,933 (7)          *

Howard C. Wadsworth                 Vice President, Treasurer and Secretary             146,054 (8)          *

William H. Kettler, Jr.             Vice President                                       71,404 (9)          *

Michael R. Bakke                    Controller                                           17,234 (10)         *

All Directors and Executive Officers
   as a group (9 persons)                                                             2,534,793              7.67%

*    Less than one percent.

(1) Shares listed include those beneficially owned by the person determined in accordance with Rule 13d-3 under the Exchange Act.
(2) Includes 320,664 shares that Mr. Barnes has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002. Of the shares listed there are 223,594 shares with sole voting and investment power and 1,220,668 shares with shared voting and investment power.
(3) Includes 143,492 shares that Mr. Ahn has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.
(4) Includes 93,247 shares that Mr. Burke has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.
(5) Includes 113,492 shares that Mr. Cox has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.
(6) Includes 68,947 shares that Mr. Kessler has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.
(7) Includes 110,000 shares that Mr. Whatley has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.
(8) Includes 122,266 shares that Mr. Wadsworth has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.
(9) Includes 38,606 shares that Mr. Kettler has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.
(10) Includes 14,685 shares that Mr. Bakke has the right to acquire, pursuant to options or otherwise, within 60 days of May 10, 2002.

                             EXECUTIVE COMPENSATION

Named Executive Officers and Key Personnel

     The following table sets forth information concerning the annual and long-term compensation for services to the Company in all capacities paid for the fiscal years ended December 31, 2001, 2000 and 1999 to the Chief Executive Officer and each of the executive officers of Xanser and key personnel of its subsidiaries (the "Named Executive Officers and Key Personnel").

                           SUMMARY COMPENSATION TABLE

                              Annual Compensation(1)            Long Term Compensation
                              ----------------------  ----------------------------------------
                                                           DSUs        Options
                                                        Related to    Related to       Other
    Name and                                             Deferred      Deferred        Stock          All Other
Principal Position     Year     Salary      Bonus      Compensation  Compensation     Options      Compensation(2)
--------------------   ----    --------    -------     ------------  ------------    ---------     ---------------
Executive Officers:
John R. Barnes         2001   $ 231,275   $   -0-          6,285          -0-         300,000        $  7,633
Chairman of the Board, 2000     226,236       -0-          6,358          -0-           -0-             8,908
President and Chief    1999     209,341       -0-          6,853          -0-           -0-             8,554
Executive Officer

Howard C. Wadsworth    2001     160,942     50,000         1,053          -0-           -0-             7,142
Vice President         2000     192,368       -0-            749          -0-          25,000           8,908
Treasurer & Secretary  1999     183,873       -0-            879          -0-           -0-             8,554

William H Kettler,Jr.  2001     160,391       -0-             87          -0-           -0-             7,021
Vice President         2000     124,990       -0-            235          -0-          25,000           5,838
                       1999     119,303       -0-            258          -0-           -0-             5,573

Michael R. Bakke       2001     161,096       -0-           -0-           -0-           -0-             6,884
Controller             2000     140,446       -0-           -0-           -0-           -0-             3,599
                       1999     134,738       -0-           -0-           -0-           -0-             3,621

Key Personnel of Subsidiaries:
Arthur Chavoya         2001     212,730 (3)   -0-         10,388          -0-         300,000             103
President and Chief
Executive Officer
Xtria

C. Jeffery Chick       2001             (4)
President and Chief
Executive Officer
Furmanite

Joseph P. Lahey (5)    2001     214,087       -0-            390          -0-           -0-             3,423
President and Chief    2000     192,915       -0-            227          -0-           -0-             3,538
Executive Officer      1999     192,540       -0-            297          -0-           -0-             3,413
Furmanite

(1) Amounts for 2001, 2000 and 1999, respectively, exclude compensation voluntarily deferred for the purchase of Deferred Stock Units ("DSUs") pursuant to Xanser's Deferred Stock Unit Plan (the "DSU Plan") by Mr. Barnes ($117,000, $208,000 and $208,000); Mr. Wadsworth ($5,850, $9,360 and
     $9,360);  Mr.  Kettler  ($6,435,  $10,296 and $10,296);  Mr. Bakke ($3,750;
     $6,000 and $6,000);  and, Mr. Lahey  ($20,288,  $32,460 and $32,460) and/or
     for the purchase of DSU's pursuant to the Xanser Supplemental Deferred Compensation Plan (the "SDC Plan") by Mr. Barnes ($13,428, $16,818 and $16,380); Mr. Wadsworth ($2,250, $1,980 and $2,100); Mr. Kettler ($386,
     $618 and $618); and, Mr. Chavoya ($12,270).
(2) Includes the amount of the Company's contribution to the Savings Investment Plan (the "401(k) Plan") and the imputed value of the Company-paid group term life insurance exceeding $50,000. For 2001, the amounts were on behalf of Mr. Barnes ($7,375 and $258); Mr. Wadsworth ($6,884 and $258); Mr. Kettler ($6,932 and $90); Mr. Bakke ($6,825 and $60); Mr. Chavoya ($-0- and $103); and, Mr. Lahey ($3,400 and $23).
(3) Represents salary earned by Mr. Chavoya from the date he joined the Company (April 1, 2001) through December 31, 2001.
(4) Mr. Chick was appointed President and Chief Executive Officer of the Company's Furmanite subsidiary on January 28, 2002 at an annual base salary of $250,000 and received a stock option grant applicable to 250,000 shares of the Company's common stock effective February 20, 2002 at an exercise price of $2.27 per share, which was the market value per share on the date of the grant.
(5)  Mr. Lahey resigned to pursue other business interests on January 28, 2002.

OPTIONS/SAR'S GRANTED DURING LAST FISCAL YEAR

     The following table includes the details of stock options granted to the Named Executive Officers and Key Personnel during 2001. All stock options were priced at 100% of the closing price of Xanser's Common Stock on the date of grant. For illustrative purposes only, the Black-Scholes option pricing model has been used to estimate the value of stock options issued by Xanser. The assumptions used in the calculations under such model include stock price variance or volatility based on weekly average variances of the stock for the five-year period preceding issuance, a risk-free rate of return based on the 30-year U.S. Treasury bill rate for the five-year expected life of the options, and exercise of the options at the end of their expected life. The actual option value realized, if such option is exercised, will be based upon the excess of the market price of Xanser's Common Stock over the exercise price of the option on the date of exercise. There is no relationship between the actual option value upon exercise and the illustration below.

                                                   % of Total                                       Computed Value
                                 Number of           Granted                                          Using Black
                               Options/SAR's      To Employees    Exercise Price      Expiration    Scholes Option
       Name                       Granted          During Year      ($/Share)            Date        Pricing Model
-------------------------      --------------     -------------   --------------      -----------   ---------------
John R. Barnes                    300,000            29.5%               $2.48        09/10/11          $261,000

Arthur Chavoya                    300,000            29.5%                2.81        07/05/11           306,000


AGGREGATED OPTION/SAR EXERCISES IN
LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                              Number of Unexercised          Value of Unexercised
                                                                 Options Held               In-the-Money Options
                              Shares                           at Fiscal Year End             at Fiscal Year End
                           Acquired on        Value       ---------------------------     --------------------------
         Name                Exercise        Realized     Exercisable   Unexercisable    Exercisable   Unexercisable
------------------------  -------------    -----------    -----------   -------------    -----------   -------------

John R. Barnes                -0-          $   -0-          310,979         300,000      $  212,616    $      -0-

Howard C. Wadsworth           -0-              -0-          122,266          20,000         132,003             582

William H. Kettler, Jr.      10,000           44,800         38,606          22,000         132,003           1,300

Michael R. Bakke              -0-              -0-           14,685           6,000           4,073           1,041

Arthur Chavoya                -0-              -0-           50,000         250,000           -0-             -0-

Joseph P. Lahey               -0-              -0-          177,570           -0-           157,857           -0-

     On November 27, 2000, the Board of Directors authorized the distribution of its pipeline, terminaling and product marketing businesses (the "Distribution") to its stockholders in the form of shares of a new limited liability company, Kaneb Services LLC ("KSL"). On June 29, 2001, the Distribution was completed, with each stockholder of the Company receiving one common share of KSL for each three shares of the Company's common stock held on June 20, 2001, the record date for the Distribution, resulting in the distribution of 10.85 million shares of KSL.

     In connection with the Distribution, the exercise price for each option to purchase shares of the Company's common stock that was issued prior to the Distribution was reduced to an amount equal to the result of (1) the fair market value of a share of the Company's common stock on the ex-dividend date multiplied by (2) a fraction, the numerator of which is the original exercise price for the option and the denominator of which was the fair market value of a share of the Company's common stock on the last trading date prior to the ex-dividend date. The number of shares subject to the Company's stock options were not changed as a result of the Distribution. Additionally, KSL agreed to issue to the Company's option holders an option to purchase KSL shares. The exercise price applicable to a given KSL option was that price that created the same ratio of exercise price to market price as in the adjusted exercise price applicable to the holder's Company option. The number of common shares subject to KSL options was such number as was necessary to produce an intrinsic value (determined as of the ex-dividend date) that, when added to the intrinsic value of the adjusted Company option (determined as of the ex-dividend date), equaled the pre-distribution intrinsic value of the Company's option, if any (determined as of the last trading date prior to the ex-dividend date). However, options to purchase fractional KSL common shares were not granted. The fair market values of shares of the Company's common stock and KSL common shares were based upon the closing sales price of the stock on the last trading date prior to the ex-distribution date and the opening sales price of the shares on the ex-distribution date. Further, excluding the Company's corporate staff, the Company removed restrictions on exercise or "vested" all Company options which were not yet exercisable prior to the Distribution.


BENEFIT PLANS AND OTHER COMPENSATION

     Deferred Stock Unit Plan - In 1996, the Company initiated a Deferred Stock Unit Plan (the "DSU Plan"), pursuant to which key employees of the Company have, from time to time, been given the opportunity to defer a portion of their compensation for a specified period toward the purchase of deferred stock units ("DSUs"), an instrument designed to track the Company's common stock. Under the plan, as amended in 1998, DSUs are purchased at a value equal to the closing price of the Company's common stock on the day by which the employee must elect (if they so desire) to participate in the DSU Plan; which date is established by the Compensation Committee, from time to time (the "Election Date"). During a vesting period of one to three years following the Election Date, a participant's DSUs vest only in an amount equal to the lesser of the compensation actually deferred to date or the value (based upon the then-current closing price of the Company's common stock) of the pro-rata portion (as of such date) of the number of DSUs acquired. After the expiration of the vesting period, which is typically the same length as the deferral period, the DSUs become fully vested, but may only be distributed through the issuance of a like number of shares of the Company's common stock on a pre-selected date, which is irrevocably selected by the participant on the Election Date and which is typically at or after the expiration of the vesting period and no later than ten years after the Election Date, or at the time of a "change of control" of the Company, if earlier. DSU accounts are unfunded by the Company and do not bear interest. Each person that elects to participate in the DSU Plan is awarded, under the Company's Stock Incentive Plan, an option to purchase a number of shares of the Company's common stock ranging from one-half to one and one-half times (depending on the length of deferral) the number of DSUs purchased by such person at 100% of the closing price of the Company's common stock on the Election Date, which options become exercisable over a specified period after the grant, according to a schedule determined by the Compensation Committee.

     Supplemental Deferred Compensation Plan - The Supplemental Deferred Compensation Plan (the "SDC Plan") was established to allow officers and key employees of Xanser to defer a portion of their salary that, because of statutory limitations, could not otherwise be set aside for retirement purposes in the Company's 401(k) Plan. The non-qualified SDC Plan permits a participant to defer a portion of their total base salary that is in excess of the amounts elected by the participant to be deferred under Xanser's 401(k) Plan, but no greater than approximately 6% of their total base salary when such person's SDC Plan deferral is combined with their 401(k) Plan deferral plus the amount by which their 401(k) Plan deferral was reduced due to participation in the DSU Plan. The Company credits contributions to the SDC Plan under the same formula as those contributions made to the 401(k) Plan. However, such contributions and participant deferrals are made to the SDC Plan in the form of DSUs, equivalent in value to 100% of the price of Xanser's Common Stock at the time of the participant's deferral of salary to the SDC Plan. All amounts deferred under the SDC Plan are memorandum bookkeeping accounts, and such accounts do not bear interest. Vesting in the SDC Plan accounts occurs ratably over the first five years of the participant's employment, in the same manner as the 401(k) Plan. SDC Plan accounts are not distributed until the earlier of a date predetermined by the participant, at the time of a "change of control" of the Company, or a qualifying event substantially similar to qualifying distribution events established under the 401(k) Plan. Distributions from the SDC Plan will be made in the form of shares of the Company's Common Stock. The value of an account at the time of distribution will be equal to the value of the participant's vested DSUs, which are equivalent in value to shares of Xanser's Common Stock at that time.

     In connection with the Distribution, KSL agreed to issue to all DSU holders the number of DSUs equivalent in price to KSL shares issuable in the Distribution. All other terms remained the same. Similarly, the Company agreed to issue to employees of KSL who hold DSUs, the number of shares of the Company's common stock subject to the DSUs held by those employees. Approximately 600,000 shares will be issuable to employees of the Company and KSL under this arrangement and the terms of the DSU and SDC Plans.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for recommending the types and levels of compensation for executive officers of Xanser. The Committee is comprised of three independent, non-employee Directors, though Mr. Whatley served as an officer of Xanser prior to 1987. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the SEC, this report is not deemed to be filed with the SEC nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Exchange Act.

     In the Committee's opinion, levels of executive compensation should generally be based upon the performance of the Company, the contributions of individual officers to such performance and the comparability to persons with similar responsibilities in business enterprises similar in size or nature to Xanser. The Committee believes that compensation plans should align executive compensation with returns to stockholders, giving due consideration to the achievement of both long-term and short-term objectives. The Committee believes that such compensation policies and practices have allowed Xanser to attract, retain and motivate its key executives.

     The compensation of Xanser's Named Executive Officers and Key Personnel consists primarily of base salaries and the opportunity to participate in certain incentive arrangements, including, among other programs, the Xanser Corporation 1994 Stock Incentive Plan, the granting of contractual non-qualified stock options, the Company's DSU Plan and the Company's SDC Plan. The value of these plan benefits directly relates to the future performance of Xanser's
Common Stock. The Committee continues to believe that the utilization of incentive programs that are linked to the performance of Xanser's Common Stock closely aligns the interests of the executive with those of Xanser's stockholders. Consistent with all other full-time Company employees, the Named Executive Officers and Key Personnel are also eligible to participate in Xanser's 401(k) Plan. The Committee believes that this plan encourages longer-term employment through gradual service-based vesting of Company contributions. As with other plans offered to Xanser employees, the 401(k) Plan provides an opportunity to Xanser employees, including the Named Executive Officers and Key Personnel, to tie their own financial interests, in part, to those of Xanser's stockholders by offering employer-matching contributions in Xanser Common Stock and the choice of investing their own contribution in Company stock as well.

     The base salaries of the Named Executive Officers and Key Personnel, including the Chief Executive Officer, are based upon a subjective assessment of each individual's performance, experience and other factors that are believed to be relevant in comparison with compensation data contained in published and recognized surveys. The Committee believes their current base salaries are close to the median level of most of the comparative compensation data. In addition to the foregoing, two of the Company's Named Executive Officers and Key Personnel, Messrs. Chavoya and Chick, are each eligible to receive, on a year-to-year basis, an incentive bonus based upon the actual operational results achieved, as compared to budget targets, in a given fiscal year by the subsidiaries of the Company that are under their respective direct supervision. The Committee believes that an improvement in earnings from the prior year and a comparison of actual performance versus budget are appropriate standards for measuring performance and directly link the individual participant's total potential remuneration with the accomplishment of established growth targets.

     Eligibility for participation in the various Company plans and the awards granted under Xanser Corporation 1994 Stock Incentive Plan were determined after the Committee had thoroughly reviewed and taken into consideration the respective relative accountability, anticipated performance requirements and contributions to the Company by the prospective participants, including the Named Executive Officers and Key Personnel. All outstanding stock options that have been granted pursuant to these plans and programs were granted at prices not less than 100% of the fair market value of the Company's Common Stock on the dates such options were granted. The Committee believes that stock options and deferred stock units are desirable forms of long-term compensation that allow the Company to recruit and retain senior executive talent and closely connect the interests of management with stockholder value.

                                          Compensation Committee

                                          James R. Whatley, Chairman
                                          Charles R. Cox
                                          Hans Kessler


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The  Company's   Compensation  Committee  Chairman,  Mr.  Whatley,  was  an
executive officer of the Company prior to 1987 and was a "non-employee" Chairman of the Board of the Company until April 1989.


REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors of Xanser serves as the representative of the Board for general oversight of Xanser's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and Xanser's Standards of Business Conduct. Xanser's management has primary responsibility for preparing Xanser's financial statements and Xanser's financial reporting process. Xanser's independent accountants, KPMG LLP, are responsible for expressing an opinion on the conformity of Xanser's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements with Xanser's management.

     2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

     3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of Xanser, and the Board has approved, that the audited financial statements be included in Xanser's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.


                                             Audit Committee

                                             Sangwoo Ahn, Chairman
                                             Frank M. Burke, Jr.
                                             James R. Whatley


DIRECTORS' FEES

     For serving in 2001, each non-employee member of the Xanser Board of Directors was paid an annual retainer of $16,250. Each non-employee Board member was also eligible to participate in programs comparable to the Company's DSU Plan, such as the Company's Non-Employee Directors Deferred Stock Unit Plan (the "Directors DSU Plan").

     During 2001, each incumbent non-employee Director holding office at that time was issued, under the Xanser Corporation 1994 Stock Incentive Plan, an option to purchase up to 20,000 shares of the Company's Common Stock at a price of $2.48, until September 10, 2011. All of such options were issued at 100% of the closing price of the Company's Common Stock on September 11, 2001.

     As of May 10, 2002, incumbent non-employee Directors had been granted, under the Xanser Corporation 1994 Stock Incentive Plan, the 1996 Directors' SIP and pursuant to individual agreements, non-qualified options to purchase a cumulative total of 529,178 shares of Common Stock at an average price of $1.49 per share, representing 100% of the fair market value of the Common Stock on the respective dates of grant after adjusting for the Distribution as described above, and had purchased a total of 12,632 DSUs at an average price of $1.50 per DSU, under the Directors DSU Plan after adjusting for the Distribution as described previously. Except as stated above, all of such stock options vest immediately and expire at the earlier of ten years from the date of grant or within three months after such person ceases to be a Director of the Company.


TERMINATION AGREEMENTS

     In order to attract and retain qualified employees, Xanser has periodically entered into termination agreements with key employees of Xanser and its subsidiaries which provide that the Company will pay certain amounts into an escrow account if a third party takes certain steps which could result in a change-of-control. Under the agreements, a "change-of-control" occurs if, under certain specified circumstances: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of Directors of the Company; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, restructuring or proceeding under the bankruptcy laws, sale of assets or contested election, or any combination of the foregoing transactions, the persons (or any combination thereof) who are Directors of the Company 60 days prior to the closing of any such transaction(s) cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; or (iii) as a consequence of a tender or exchange offer or a proxy contest of third party consent solicitation, a majority of the fair market value of the assets of the Company are distributed to the Company's securities holders. If a change-of-control occurs and, among other things, the employment of the employee terminates, voluntarily or involuntarily, for any reason, the escrowed sum will be paid to the employee. Messrs. Barnes, Chavoya, Chick and Wadsworth have termination agreements which provide that, in the event that their employment is terminated as a consequence of a change-of-control, the Company will pay each individual an amount equal to 299% of their average annual base salary for the five years prior to the change-of-control. Additionally, two other employees each have similar agreements pursuant to which they would be paid 100% of their respective annual salaries prior to the change-of-control. If such a change-of-control of the Company were to occur at May 10, 2002, an aggregate of $3,815,457 would be payable to these individuals.


PERFORMANCE GRAPH

     The following graph compares, for the period January 1, 1997 to December 31, 2001, the cumulative total stockholder return on the Common Stock of the Company with the New York Stock Exchange ("NYSE") Market Index and an industry-based index published by Media General Financial Services, Inc. The
Media General index is comprised of companies that offer a diverse array of services comparable to those of the Company. As a result of the Distribution, the Standard Industrial Classification group previously used for comparison purposes was no longer comparable to the Company, so a different industry-based index comprised of a different group of companies was selected to more closely reflect the continuing operations of the Company. The graph assumes an initial investment of $100 and the reinvestment of all dividends, including the KSL shares received at the Distribution. The KSL shares received are assumed sold, at market price, with proceeds reinvested in Xanser stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                     1997        1998         1999         2000         2001
                                                   ----------   ---------  ---------    ---------    ----------
XANSER CORPORATION                    $ 100.00     $ 159.62     $  123.08  $  134.62    $  180.77    $  186.90
INDUSTRY BASED INDEX                    100.00       131.56        156.55     171.42       175.51       159.87
NYSE MARKET INDEX                       100.00       107.99        136.17     166.51       101.97       108.97



         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE STATEMENT

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's officers and directors, among others, to file reports of ownership and changes of ownership in the Company's equity securities with the SEC and the NYSE. Such persons are also required by related regulations to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal year 2001, its officers and directors complied with all applicable filing requirements under Section 16(a) with respect to the Company's equity securities, except that, rather than being reported on a timely filed Form 4, certain transactions that were exempt from the provisions of Section 16(b) (specifically, the conversion of deferred stock units to common stock by Mr. Ahn, Mr. Burke and Mr. Kessler, and the exercise of a stock option by Mr. Kettler), were reported on a timely filed Form 5.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP, the Company's independent auditors for the calendar year 2001, has advised the Company that it will have in attendance at the Annual Meeting of Stockholders a representative who will respond to appropriate questions presented at such meeting regarding the Company's financial results and condition at the close of its most recent fiscal year. Representatives of the firm will be afforded an opportunity to make statements if they wish to do so.

     During 2001, KPMG LLP charged fees for services rendered to the Company as follows:

                      SERVICES                                                   FEES
         --------------------------------------------                        -------------

         Audit                                                               $   158,600
         Financial information systems
            design and implementation                                        $    -0-
         All other:
            Audit related fees                                               $    90,200
            Income tax return review                                         $    23,500

     The Audit Committee of the Board of Directors of the Company considered whether the provision of services other than audit services for 2001 were compatible with maintaining the principal accountants' independence. The Audit Committee of the Board of Directors of the Company has selected KPMG as the principal accountants to audit the accounts of the Company for the calendar year ending December 31, 2002.

                                  OTHER MATTERS

     In November 2000, the Company authorized the exchange, in a non-cash transaction, of all of the issued and outstanding shares of its Adjustable Rate Cumulative Class A Preferred Stock, Series F held by an entity for the benefit of Mr. Barnes' family, for 1,351,351 shares of the Company's Common Stock. The exchange was completed in June of 2001.

     At the date of this Proxy Statement, the management of Xanser does not know of any business to be presented by it at the meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote their proxies in accordance with their best judgment on such matters. A copy of Xanser's 2001 Annual Report is being mailed, concurrently with the mailing of this Proxy Statement, to stockholders who have not previously been mailed a copy of the Annual Report.


                        PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Xanser Common Stock intended to be presented at Xanser's Annual Meeting of Stockholders to be held in 2003 must be received by the Company, addressed to Howard C. Wadsworth, Vice President, Treasurer and Secretary, Xanser Corporation, 2435 North Central Expressway, Richardson, Texas 75080, no later than January 15, 2003 to be included in the Proxy Statement and form of proxy relating to that meeting. Additionally, proxies for Xanser's Annual Meeting of Stockholders to be held in the year 2003 may confer discretionary power to vote on any matter that may come before the meeting unless, with respect to a particular matter, (i) the Company received written notice, addressed to Xanser's Secretary, not later than January 15, 2003, that the matter will be presented at such annual meeting and (ii) the Company fails to include in its proxy statement for the 2003 annual meeting advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

                                        By Order of the Board of Directors


                                        John R. Barnes
                                        Chairman of the Board, President
                                          and Chief Executive Officer
                                        Dated:   May 14, 2002

                                   APPENDIX A

     XANSER CORPORATION AUDIT COMMITTEE CHARTER It would be equally beneficial to the Audit Committee, the Board of Directors and the shareholders of the corporation for the committee to manifest its position regarding its obligation to the Board of Directors and the manner in which this obligation is to be fulfilled. The Audit Committee, which is composed of outside directors of the Company, has the responsibility to assist the Board of Directors in performing its fiduciary duty to the shareholders, potential shareholders and investment community relating to the accounting, reporting practices and the integrity of the financial reports of the corporation and its subsidiaries. In this respect, it is the responsibility of the committee to provide a medium for an open means of communication between the directors, the independent accountants, the internal auditors, and the financial management of the corporation.

     In performing its duty, the Audit Committee will:

     o Recommend to the Board annually, after consultation with the chief executive officer and appropriate financial management, the independent accounting firm or firms to be selected for the examination of the financial statements of the corporation and its subsidiaries, the proposed scope of the audit and the estimated fees to be paid.

     o Review with the independent public accountants and the financial management of the corporation the scope of the proposed audit, the emphasis on accounting and financial areas where the committee, the principal financial officers, or the independent public accountants believe special attention should be directed, and recommend such supplemental review or auditing steps as may seem desirable.

     o Review the internal audit function of the corporation including the proposed programs for the coming year and the coordination of such
          programs  with  the  independent  public  accountants,   with  primary
          emphasis on maintaining the most effective coordination between external and internal auditing resources.

     o Prior to the release of the annual report to shareholders, review the financial statements, including additional financial disclosures and discussions with the independent accountants and appropriate financial management. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the corporation's financial statements or any professional certification as to the outside auditor's work.

     o Review with the independent public accountants the recommendations included in their management letter and their informal observation about the performance, competence and adequacy of financial, accounting and internal audit management and control procedures of the corporation and its subsidiaries, and make recommendations to the Board as seem appropriate.

     o    Review  with  the   independent   public   accountants  and  financial
          management the disposition of changes in accounting methods and procedures which were recommended during the past year's audits.

     o    Review  with  the   independent   public   accountants  and  financial
          management of the corporation any proposed change in accounting principles and its potential effect on the financial statements.

     o Review with the independent public accountants and financial management as to whether any professional service provided or about to be commenced by the independent public accountants would adversely affect their independence.

     o    Assure, through discussions with the independent accountants,  that no
          restrictions   were  placed  by   management   on  the  scope  of  the
          examination.

     o Consult with the general counsel, appropriate financial management and independent public accountants regarding the programs being observed by management with respect to compliance with laws relating to the financial reports of the corporation and its subsidiaries, conflicts of interest of directors and officers, and compliance with the provisions of the Foreign Corrupt Practices Act.

     o Submit minutes of all meetings of the Audit Committee to the Board of Directors of the corporation once they have been approved.

     In fulfilling its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environment and to assure the Board of Directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.